 Ex. 99.28(h)(9)(xvii)

Amendment to

Management Fee Waiver Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Series Trust (the “Trust”), on behalf of the funds listed on Schedule A (each a “Fund,” and collectively, the “Funds”), and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser (the “Parties”) entered into a Management Fee Waiver Agreement dated April 30, 2012 (the “Agreement”), whereby the Adviser agreed to waive, for each Fund listed on Schedule A, a portion of its advisory fee, in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees of the Trust (the “Board”), from time to time.

Whereas, the Board has approved, and the Parties have agreed, to amend the Agreement to: (i) remove five Funds of the Trust that merged into other Funds of the Trust (together, the “Merged Funds”) and each Fund’s fee waiver; and (ii) remove one Fund of the Trust that converted from a fund of funds to a sub-advised fund (“Converted to Sub-Advised Fund”) and the Fund’s fee waiver, as outlined below, effective April 26, 2021:

Merged Funds

1)	JNL/AQR Large Cap Relaxed Constraint Equity Fund;
2)	JNL/DFA Growth Allocation Fund;
3)	JNL/DFA Moderate Growth Allocation Fund;
4)	JNL/Vanguard Global Bond Market Index Fund; and
5)	JNL/Vanguard International Stock Market Index Fund.

Converted to Sub-Advised Fund

1)	JNL/Vanguard U.S. Stock Market Index Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated April 26, 2021, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 26, 2021.

JNL Series Trust		Jackson National Asset Management, LLC
By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A

Dated April 26, 2021

Fund	Fee Waiver [1]
JNL S&P 500 Index Fund	0.17% on all assets
JNL/Franklin Templeton Growth Allocation Fund	Varies [2]
JNL/JPMorgan Global Allocation Fund	Varies [3]

[1]	These waivers shall have an initial term expiring one year from the date of this Agreement for each Fund (the “Initial Term”). The Adviser may extend this Agreement for each Fund before the expiration of the Initial Term, which extension shall automatically be effective for a term ending April 30th of the following year, and thereafter this Agreement shall automatically renew upon the end of the then current term for a new one-year term with respect to each Fund unless the Adviser provides written notice of the termination of this Agreement to the Board of Trustees within 30 days prior to the end of the then current term for that Fund.

[2]	JNAM has contractually agreed to waive a varying portion of its management fee in an amount equivalent to 100% of the net advisory fees payable to an affiliate of the sub-adviser attributable to the Fund’s investment in shares of any Franklin Templeton fund held in the Fund’s portfolio, which will be excluded from the Fund’s total assets in calculating the sub-advisory fees payable to the Sub-Adviser.

[3]	JNAM has contractually agreed to waive a varying portion of its management fee in an amount equivalent to the Acquired Funds Fees and Expenses (“AFFE”) attributable to the Fund’s investment in funds managed by the Sub-Adviser, J.P. Morgan Investment Management Inc. (each a “JPMorgan Underlying Fund”). The AFFE for each JPMorgan Underlying Fund is the “Total Annual Fund Operating Expenses after Fee Waivers and/or Expense Reimbursements” disclosed in the current prospectus for each JPMorgan Underlying Fund.

A-1